EXHIBITS 10.1

2002 STOCK OPTION PLAN

        The Company currently has one employee incentive stock option plan, the 1994 Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, officers, key employees, non-employee directors and consultants may be granted options to purchase shares of the Company's authorized but unissued common stock.

        At May 16, 2002, options outstanding under the 1994 Plan and previous option plans covered 1,792,036 shares at an average exercise price of $3.31 (range $1.45 to $7.00), of which 831,362 were exercisable. There are 61,272 shares available for future grant under the 1994 Plan, which will be eliminated if the 2002 Stock Option Plan is approved by the shareholders and no further options will be granted under the 1994 Plan.

        On April 12, 2002, the Board of Directors adopted, subject to approval by the shareholders, the National Technical Systems, Inc. 2002 Stock Option Plan, hereinafter referred to as the "2002 Plan." The 2002 Plan provides for the issuance of incentive stock options (i.e., options under Section 422 of the Internal Revenue Code) and non-qualified stock options to selected directors, officers, key employees of and consultants to the Company. The Board of Directors believes the establishment of a new stock option plan to be a necessary adjunct to the existing compensation package designed to attract and retain directors, officers, key employees and consultants of ability and experience.

Administration.

        The 2002 Plan is to be administered by the Board of Directors, or a committee of the Board ("Committee"). The Board or Committee shall, in its sole discretion, determine the directors, officers, key employees and consultants to whom options are to be granted, the type of stock options to be granted, the number of shares to be optioned, the time of exercise and other terms and provisions of each option. The Board is to be empowered to interpret the 2002 Plan, prescribe, amend, and rescind the rules and regulations relating to the Plan, amend the Plan, subject to certain limitations, and make all other determinations necessary or advisable for the administration of the 2002 Plan.

Option Terms.

        The exercise price for shares to be covered by an incentive stock option granted under the 2002 Plan shall be no less than 100% of the fair market value of the shares (or 110% if the optionee at the time the option is granted owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company) on the date the option is granted, as determined by the Board or the Committee. The exercise price for shares to be covered by a non-qualified stock option shall be not less than 100% of the fair market value of the shares on the date the option is granted, as determined by the Board or the Committee. On May 16, 2002 the closing price of the common Stock of the Company, as reported on the Nasdaq National Market, was $1.85 per share.

        The price of any shares purchased upon exercise of an option is to be paid in full at the time of the purchase. Payment for any number of shares purchased upon exercise of options granted under the 2002 Plan may, subject to certain limitations, be made by delivery to the Company of shares of the Common Stock of the Company having a fair market value equal to the exercise price of the option shares. Options shall be exercisable at such times and for such periods as may be fixed by the Board or the Committee, provided that no options shall be exercisable after ten years from the date of grant. Expect as otherwise provided for in the optionee's option agreement, in the event of a change in control, the Company and the successor corporation, if any, may agree:

        (i)    that subject to the limitation provided for below, all options that are outstanding shall become exercisable;

        (ii)   to terminate the 2002 Plan and cancel all outstanding options without the payment of any consideration, provided, however, the Company shall notify the optionees of the cancellation of their options at least 21 days prior to the date of the change in control so that the optionees may exercise their options that are otherwise exercisable before they are cancelled;

        (iii)  that the successor corporation or its parent shall assume the 2002 Plan and all outstanding options;

        (iv)  to terminate the 2002 Plan and cancel all outstanding options and replace such options with comparable options in the successor corporation or parent thereof;

        (v)  to terminate the 2002 Plan and cancel all outstanding options and, subject to the limitation below, deliver to the optionee in lieu thereof the difference in cash between the fair market value of a share on the date of the change in control and the exercise price of the optionee's option, multiplied by the number of shares to which the option relates; or

        (vi)  to terminate the 2002 Plan and cancel all outstanding options and deliver to the optionee in lieu thereof the difference in cash between the fair market value of a share on the date of the change in control and the exercise price of the optionee's option, multiplied by the number of vested shares that the optionee would have received had he or she exercised the option.

        Notwithstanding the foregoing, no acceleration of exercisability or payment shall occur to the extent that such acceleration or payment would, after taking into account any other payments in the nature of compensation to which the optionee would have a right to receive from the Company and any other person contingent upon the occurrence of such change in control, result in a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code. In the event of the dissolution or liquidation of the Company, the Company may provide for an optionee to fully vest in his or her option.

Stock Subject to Plan.

        The total number of shares of the Company's Common Stock, no par value, to be reserved for options under the 2002 Plan will be 1,000,000, which is equivalent to approximately 11.5% of the Company's currently outstanding shares. Of the total number of shares reserved for issuance under the 2002 Plan, 61,272 shares are equal to the number of shares in the aggregate eliminated from the 1994 Plan. Therefore, the 2002 Plan includes a 938,728 share increase in the number of shares reserved for issuance upon exercise of stock options over the number of shares previously available for grant in the aggregate under the 1994 Plan, which increase is equivalent to approximately 10.8% of the Company's currently outstanding shares. Provision is made for adjustment in the number of option shares and exercise prices in the event of recapitalization.

Eligibility.

        Incentive stock options may be granted only to key employees of the Company. Non-qualified stock options may be granted to officers, key employees, directors of and consultants to the Company, including those who have been granted options under other stock options plans of the Company.

Termination of Options.

        If the optionee's employment is terminated for any reason other than death or disability, the options may be exercised at any time within three months after the date of termination, but not beyond the period such options are exercisable, on the date of termination. If an optionee dies or becomes disabled while in the employ of the Company, the optionee or his or her estate may exercise the options within 12 months from such date, but not beyond the option period. Options shall not be affected by authorized leaves of absence or by a change of employment so long as the optionee continues to be a director, officer, employee of or consultant to the Company. In no case may an option be exercised more than ten years after it is granted. Options granted under the 2002 Plan are not transferable except to the executor or administrator of the optionee's duly appointed and acting guardian or conservator, and shall be exercisable during the optionee's lifetime only by the optionee or by such guardian or conservator for the benefit of the optionee.

Amendment and Termination of the Plan.

        The 2002 Plan may at any time, or from time to time, be terminated, suspended, modified or amended by the Board. No amendment, suspension or termination of the 2002 Plan shall, without the consent of the optionee, alter or impair any rights or obligations under any options granted under the 2002 Plan. In addition, no such modification or amendment shall, without shareholder approval, increase the number of shares authorized for issuance upon the exercise of options, provide for the grant of options with an exercise price per share less than the amount set forth above or postpone the date of the expiration of the 2002 Plan beyond the expiration date set forth below.

Non-Qualified Stock Options.

        There will be no federal income tax consequences to an optionee upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified option, the optionee will recognize taxable income in an amount equal to the fair market value of the shares on the date of exercise less the exercise price paid, and the Company will be allowed a corresponding tax deduction for compensation expense in an amount equal to the taxable income recognized by the optionee. Upon the subsequent sale of shares acquired upon the exercise of a non-qualified stock option, the optionee generally will recognize additional gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of such shares on the date of exercise.

Incentive Stock Options.

        An optionee who exercises an incentive stock option, both at the time of the initial grant of the option and at the time of its exercise will, except as discussed below, recognize no income for federal income tax purposes. The difference between the fair market value of the shares on the date of exercise and the exercise price paid will be included in the employee's income for alternative minimum tax purposes. The Company will generally not be entitled to a tax deduction for compensation expense at the time of exercise of an incentive stock option, except upon a disqualifying disposition as described below. If an optionee holds shares acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, all gain or loss will be recognized at long-term capital gains rates at the time of the disposition of the shares. Generally, if the optionee disposes of the shares before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disqualifying disposition the optionee will realize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the optionee's actual gain, if any, resulting from the purchase and sale. To the extent the optionee recognizes income by reason of a disqualifying disposition, the Company will be entitled (subject to the satisfaction of any withholding obligation) to the corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        The foregoing summary of the effects of current federal income taxation upon an optionee and the Company with respect to shares issued under the 2002 Plan does not purport to be complete, and reference is made to the applicable provisions of the Internal Revenue Code.

Effective Date and Termination of Plan.

        Unless sooner terminated, the 2002 Plan's authority to grant options shall expire on April 12, 2012 ("Expiration Date"), but the 2002 Plan shall remain in full force and effect beyond the Expiration Date for all options granted prior to the Expiration Date.

No options have yet been authorized for issuance under the 2002 Plan.

        The following table shows outstanding options, their weighted exercise price, and options remaining available for issuance under the Company's existing compensation plans (excluding the 2002 Plan).

EQUITY COMPENSATION PLAN INFORMATION

	a	b	c
Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price	Number of Securities Remaining available for future issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Plans Approved by Shareholders	1,792,036	$3.31	61,272	(2)
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(1)	All equity compensation plans of the Company have been approved by the shareholders.

(2)
The shares remaining available for future issuance are available under the Company's 1994 Plan. The 1994 Plan will be terminated and no further options will be granted under it if the 2002 Plan is approved by the shareholders.